EXHIBIT 16.1

PRICEWATERHOUSECOOPERS, LLP.

        October 11, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Re:  Javelin Pharmaceuticals, Inc. - File No. 1-32949

Commissioners:

We have read the statements made by Javelin Pharmaceuticals, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Javelin Pharmaceuticals, Inc., report dated October 6, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis on which to comment on the Audit Committee’s review of retention of the Company’s independent registered public accounting firm or any of the reasons behind the Audit Committee’s recommendation to change independent registered public accounting firms.

        Very truly yours,

                                    /s/ PricewaterhouseCoopers LLP

        PricewaterhouseCoopers LLP